EXHIBIT 10.1

Strategic Cooperation Agreement

This Strategic Cooperation Agreement (the "**Agreement**") is made this 17th day of August, 2026 (the "**Effective Date**") by and between **Foresight Automotive Ltd.**, a corporation incorporated under the laws of the State of Israel, having its principal place of business at 7 Golda Meir St., Ness Ziona, Israel ("**Foresight**") and **VisionWave Holdings, Inc.**, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 300 Delaware Ave, Suite 210#301, Wilmington, Delaware 19801, USA ("**VisionWave**") (each a "**Party**" and collectively the "**Parties**").

Whereas Foresight is in the business of, and has rights in know-how and other intellectual property related to, a stereoscopic 3D Perception vision technology based on visible-light and infra-red cameras and advanced algorithms for image processing to detect any objects, in harsh weather and poor or minimal lighting conditions, and Foresight developed, amongst other, ScaleCam system, a proprietary pair of day-light or infra-red cameras based stereoscopic vision solution creating and analyzing a 3D image generating disparity-based object detection enabling highly accurate distance measurement/object detection, 3D point cloud, automatic calibration, classification and different FOVs pixel alignment (the "**Foresight Technology**"); and

Whereas VisionWave develops and integrates intelligent autonomous systems, including unmanned ground vehicle platforms, payloads and software for defense and military-oriented applications, including the VARAN™ Unmanned Ground Vehicle (UGV) solution; and

Whereas the Parties desire to collaborate for the purpose of promoting defense and military-oriented solutions, initially with a focus on the VARAN UGV solution, and also Agritech autonomous oriented solutions and to combine their respective resources, expertise and technologies in support of technology development, marketing, business development, serial production opportunities and commercialization of finished goods, all as set forth herein; and

Whereas the Parties wish to establish a formal strategic cooperation framework for pursuing mutually beneficial objectives while maintaining each Party's legal, operational and commercial independence, subject to the provisions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1. **Definitions**

For purposes of this Agreement, the following terms shall have the meanings assigned to them below unless the context otherwise requires:

1.1. "**Products**" - the defense and military-oriented solutions that the Parties may promote, develop, integrate, manufacture, supply and/or commercialize under this Agreement or under any subsequent Definitive Agreement, including the initial VARAN UGV solution incorporating Foresight Technology and any related systems, payloads, components, software or integrated offerings expressly approved by the Parties in writing.

1.2. "**Territory**" - Asia, initially focusing on South Korea, Japan, India and Singapore, and any other territories that may be approved by the Parties in writing from time to time.

1.3. "**Foresight Technology**" - as defined in the WHEREAS clause above.

1.4. "**VARAN UGV**" - VisionWave's modular autonomous unmanned ground vehicle solution known as VARAN, including related payload-agnostic architecture, mission modules, sensing, software and associated technical materials, incorporating Foresight Technology.

1.5. "**Definitive Agreement**" - any joint development agreement, supply agreement, commercialization agreement, pilot agreement, statement of work or other binding written agreement executed by the Parties in connection with a specific project or opportunity under this Agreement.

1.6. **"Trademarks"** - trademarks, tradenames, service marks, copyrights, design marks whether registered or not registered, used in connection with and/or applicable each Parties respective products and/or technologies and/or activities.

1.7. "**Intellectual Property**" and "**Intellectual Property Rights**" mean any and all intellectual property rights of a Party, including, without limitation, all classes and types of patents, including but not limited to, utility models and design patents (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patent rights and any equivalent rights in all countries of the world that are owned or controlled by such Party, and all copyrights and other works of authorship (including, but not limited to, moral rights), copyright registrations and applications therefor, trade secrets, know-how, and Trademarks.

2. **Purpose of Cooperation**

The Parties hereby declare their intention to cooperate and form a closer business relationship with respect to defense and military-oriented solutions. The objective of this Agreement is to establish a strategic cooperation framework pursuant to which: (i) VisionWave may promote military-oriented solutions incorporating Foresight Technology; (ii) each Party may promote the other Party's technology and mutually agreed solutions; (iii) Foresight will allocate reasonable business development resources to promote the VARAN UGV in the Territory; and (iv) the Parties may pursue joint development, serial production and commercialization opportunities, all while preserving each Party's independence except as expressly set forth herein (the "**Cooperation**").

3. **Grant of Technology Promotion and Mutual Business Development**

3.1. Grant of Technology Promotion. Subject to the terms of this Agreement, Foresight grants VisionWave, during the term of this Agreement, a non-exclusive, non-transferable right to promote military-oriented solutions incorporating Foresight Technology, solely in connection with mutually approved opportunities and in accordance with Foresight's reasonable branding, technical and compliance instructions. For the avoidance of doubt, this Section does not grant VisionWave any ownership rights in Foresight Technology or any right to manufacture, modify, sublicense, sell or distribute Foresight Technology except as may be expressly set forth in a Definitive Agreement.

3.2. Mutual Promotion. Each Party may promote the other Party's technology, products and mutually approved solutions in furtherance of the Cooperation, subject to the other Party's prior written approval of the applicable use case, representations, branding and technical positioning, such approval not to be unreasonably withheld or delayed.

3.3. Initial Market Focus. Foresight shall allocate reasonable resources to promote the VARAN UGV in the Territory, initially focusing on South Korea, Japan, India and Singapore. VisionWave shall have the right to promote military-oriented solutions incorporating Foresight Technology globally. Neither Party is appointed as the exclusive distributor, reseller or commercial agent of the other except as expressly set forth in a Definitive Agreement.

4. **Marketing, Cooperation Efforts, Expenses and Commercial Framework**

4.1. Mutual Business Development Efforts. Each Party shall use commercially reasonable efforts to promote the Cooperation, including mutually approved solutions, to relevant customers, integrators, end users and business partners in the defense and military sectors.

4.2. Marketing Materials. Each Party may provide the other Party with marketing, technical and presentation materials reasonably required for the Cooperation (the "**Marketing Materials**"). Each receiving Party may use such Marketing Materials solely for purposes of the Cooperation and subject to the providing Party's prior written approval, branding guidelines, technical instructions and applicable law.

4.3. Project and Demonstration Support. The Parties shall cooperate in good faith with respect to demonstrations, technical briefings, proof-of-concept activities, customer engagements and other pre-commercial activities relating to the VARAN UGV, Foresight Technology and any mutually approved integrated solutions, as may be agreed between them from time to time.

4.4. Mutual Support. Each Party shall provide the other Party with reasonable business, technical and operational support required for the Cooperation, including coordination for customer meetings, demonstrations and evaluation activities, in each case subject to resource availability and the Parties' mutual written agreement.

4.5. Joint Development Project. The Parties intend to develop an autonomy-enabled VARAN UGV solution together, incorporating Foresight Technology. The detailed scope of work, roles and responsibilities, technical deliverables, schedule, milestones, testing, acceptance criteria, commercialization rights and any related fees or cost allocations shall be set forth in a designated joint development agreement or other Definitive Agreement to be negotiated and executed by the Parties.

4.6. Commercial Terms. The Parties acknowledge that the commercial terms for any Products, solutions, serial production, supply volumes, pricing, commissions, revenue allocation or other commercial arrangements shall be determined by the Parties in good faith under one or more Definitive Agreements, taking into account future market demand, forecasted volumes and the applicable VARAN product costing structure and/or other relevant cost models.

4.7. Reports and Coordination. The Parties shall keep each other reasonably informed regarding material business development activities under the Cooperation and shall share periodic updates, opportunity status, market feedback and such other information as may be reasonably requested for the proper advancement of the Cooperation, subject to confidentiality restrictions and applicable law.

4.8. Expenses. Unless otherwise expressly agreed by the Parties in writing in specific circumstances or under a Definitive Agreement, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the Cooperation, including costs relating to personnel, travel, demonstrations, translations, marketing and business development activities.

4.9. General. In connection with its activities under this Agreement, each Party shall conduct its business in a manner that reflects favorably upon the other Party's name, reputation, goodwill, products and technologies, shall refrain from engaging in deceptive, misleading or unethical practices, and shall not make any false, unauthorized or disparaging statements regarding the other Party or the Cooperation.

5. **Joint Development and Definitive Agreements**

5.1. Joint Development. The Parties may jointly pursue development activities relating to autonomy-enabled defense and military-oriented solutions, including the initial VARAN UGV opportunity. Any such activity requiring engineering, integration, testing, validation, production planning or commercialization commitments shall be governed by a Definitive Agreement.

5.2. Scope and R&R. The scope of work and each Party's respective roles and responsibilities for any joint development project shall be detailed in the applicable Definitive Agreement or statement of work.

5.3. No Binding Supply or Purchase Commitment. Except as expressly set forth in a Definitive Agreement, this Agreement does not oblige either Party to purchase, supply, develop, manufacture or commercialize any minimum quantity of Products or services.

6. **Mutual Representation and Promotion of Foresight Technology**

6.1. General. Upon execution of this Agreement, VisionWave may promote Foresight Technology, and Foresight may promote the VARAN UGV and other mutually approved solutions, all on a non-exclusive basis and solely in furtherance of the Cooperation and subject to the terms of this Agreement.

6.2. Responsibilities of the Parties. As part of the Cooperation, each Party shall be responsible for the activities expressly assigned to it under this Agreement and under any applicable Definitive Agreement. Both Parties shall comply, in connection with the promotion, marketing, export, re-export or transfer of the Products and any related technical data, with all applicable export control and economic sanctions laws and regulations, including the EAR and, to the extent applicable, ITAR and applicable Israeli defense export control laws; conduct denied-party screening of each prospective customer, integrator, end user and business partner against applicable U.S., Israeli

and other relevant restricted- and denied-party lists prior to any disclosure of technical data or supply of Products to such person; and VisionWave shall procure, with Foresight's reasonable assistance (including provision of supporting technical materials and export classification information reasonably requested by VisionWave), any regulatory approval, permit or license required for export of the Products.

6.2.1. Foresight shall:

1. Provide reasonable technical, marketing and business development support for promotion of the Cooperation and the VARAN UGV in the Territory.
    a. Support customer-facing technical discussions, demonstrations, pilots, proofs of concept and evaluation activities, as mutually agreed.
    b. Provide marketing and technical materials relating to Foresight Technology and mutually approved integrated solutions.
    c. Support VisionWave's technical and commercial teams in understanding the capabilities, positioning and integration requirements of Foresight Technology.
    d. Participate remotely and, where mutually agreed, on-site in meetings with prospective customers and business partners.
    e. Introduce relevant new Foresight products and technologies and cooperate in developing go-to-market strategy for mutually approved opportunities.
    f. Cooperate with VisionWave in relevant exhibitions, conferences and promotional activities, as mutually agreed.
2. Allocate reasonable business development resources to promote the VARAN UGV in the Territory.
3. Support technical documentation, performance matrices, simulations, datasheets and system requirements specifications, to the extent reasonably required for the Cooperation.
4. Assign a project manager or other appropriate point of contact for active joint development projects, in accordance with the applicable Definitive Agreement.
5. Provide translations of Foresight-originated materials only to the extent expressly agreed by the Parties in writing.

6.2.2. VisionWave shall:

1. Promote military-oriented solutions incorporating Foresight Technology, subject to Foresight's prior written approval and applicable law.
2. Lead promotion of the VARAN UGV solution and provide relevant demonstration, integration and technical support resources in connection with mutually approved opportunities.
3. Cooperate with Foresight in defining commercial deployment plans and go-to-market strategy for mutually approved opportunities.
4. Work closely with Foresight's business development team to review, coordinate and approve potential business cooperation with prospective customers and partners.
5. Arrange joint meetings with prospective customers and business partners for introduction of VisionWave, Foresight and the mutually approved solutions, and support establishment of pilots, proofs of concept, integrations and collaborations.
6. Act as a liaison between the Parties' respective technical, product and sales teams and relevant prospective customers or partners, as applicable.
7. Proactively work to increase awareness of the Cooperation, the VARAN UGV and Foresight Technology in relevant markets through shows, conferences, exhibitions and demonstrations, as mutually agreed.

6.3. Definitive Agreement(s).

6.3.1. Based on specific customer, partner, project or market requirements and the principal terms and conditions set forth herein, the Parties may engage in further discussions in good faith to enter into one or more Definitive Agreements, including a designated joint development agreement for the autonomy-enabled VARAN UGV solution.

6.3.2. Each Definitive Agreement shall set forth the applicable detailed technical scope of work and may include, among others, timelines, milestones, development costs, roles and responsibilities, testing, acceptance, manufacturing arrangements, sales forecasts, pricing, commissions, commercialization rights and any other relevant commercial or operational terms.

6.3.3. It is clarified that the decision whether or not to enter into a Definitive Agreement, and the terms and conditions thereof, shall remain at all times subject to the mutual written agreement of both Parties. Neither Party shall have any claim against the other solely because the Parties do not conclude a Definitive Agreement, provided that such Party acted in good faith.

7. **Steering Committee**

7.1. Upon the execution hereof, the Parties shall establish a steering committee pursuant to the provisions hereof (the "**Steering Committee**"). VisionWave and Foresight, each at its own expense, shall designate up to two representatives to the Steering Committee. Accordingly, as of the date hereof VisionWave and Foresight hereby appoint Messrs. Doug Davis and Atara Dzikowski and Messrs. Oren Bar-On and Eli Yoresh, respectively, as such Parties' first representatives (the "**Representatives**") to the Steering Committee, which Representatives may be replaced by the respective Party's written notice to the Steering Committee designating another Representative(s). The Steering Committee shall be the primary point of contact for inquiries and requests between the Parties, and each Representative shall, on behalf of the designating Party (i) interact with their Party's group involved in the Cooperation, as well as with the group of the other Party and review the results of the Cooperation, (ii) provide the other Party's Representatives with such information and assistance as may be reasonably requested by the other from time to time for the purposes of implementation and performance of each Party's tasks in course of the Cooperation, and (iii) issue, execute, receive, grant and provide any and all approvals, requests, notices and other communications permitted or required hereunder or requested by the other Party; provided, however, that neither Party shall rely for any purpose on any oral communication not confirmed in writing by a Representative within 7 (seven) days.

7.2. No meetings of the Steering Committee will be held unless a Representative of each Party is present at such meeting in person or by phone or videoconference. Each member of the Steering Committee shall have one (1) vote. The unanimous consent of all members of the Steering Committee present at a meeting is required to adopt any resolution. Any meeting (including teleconference) of the Steering Committee shall be convened by at least 3 (three) days prior written notice, unless such notice is waived in writing by all Representatives. The Steering Committee shall produce written minutes of every meeting, approved by participating Representatives. The Steering Committee may convene by means of a telephone conference call, 'zoom' or other similar application or via E-mail. In the event that a Party's Representative is unavailable to attend a Steering Committee meeting, that Party may designate an appropriate substitute and shall provide notice to such effect as abovementioned.

7.3. Definitive Agreement. The Parties' respective Representatives shall be point of contact with respect to the negotiating, drafting and entering into the Definitive Agreement(s) and the technical scope(s) of work(s).

7.4. Business Development Meetings. The Steering Committee shall hold business development coordination meetings on a bi-weekly basis (or such other frequency as the Parties may agree), with relevant team members from each party, to review business leads status and required action items.

7.5. Management Meetings. The Steering Committee shall hold management-level review meetings on a monthly basis, unless otherwise agreed by the Parties in writing.

7.6. The Steering Committee shall have no power or authority to amend this Agreement or any of its Exhibits or other attachments other than the attachments specifically detailed above and any amendment thereof may only be effected in accordance with the procedure set forth under Section 14.3 below.

8. **Confidential Information**

8.1. The Parties acknowledge that their discussions and Cooperation hereunder will entail the disclosure of confidential and proprietary information, including, without limitation, information that is confidential by nature, such as Background IPR (as defined herein), trade secrets, know-how, inventions, discoveries, designs, drawings, processes, formulations, models, methods, algorithms, including demonstration versions or samples, specifications, prices, lists of customers and suppliers (or other information relating thereto), commercial or business information relating to current, planned or proposed products, services, marketing, sales and business plans, forecasts, projections and analyses, financial information, and technical information regarding each other's proprietary technology (the "**Confidential Information**"). Each Party hereby agrees that, for so long as this Agreement is in effect and for 5 years following its expiration or termination for any reason whatsoever, it: (a) will keep all Confidential Information confidential; (b) will not reverse engineer, disassemble or decompile any products of the other Party that embody Confidential Information and that are provided hereunder, nor remove any of the other Party's notices, names or marks embedded on any medium; (c) will refrain from disclosing any Confidential Information to any person or entity other than its officers, employees, advisors and consultants (collectively, the "**Employees**") having a need to know for the purposes contemplated in this Agreement, and shall be responsible for any breach of this Agreement by any of its Employees; (d) will refrain from using the Confidential Information for any purpose other than compliance with its obligations hereunder; and (e) will impose similar obligations and limitations upon its officers, employees and consultants.

8.2. Each Party undertakes to protect and safeguard the confidentiality of Confidential Information with at least the same degree of care as it uses to protect its own confidential information, but in no event with less than a reasonable degree of care. Confidential Information shall not include information that the receiving Party can demonstrate: (i) was in the public domain through no fault of the receiving Party; (ii) is required to be disclosed by law, court order or other lawful governmental action, or other mandatory disclosure required by applicable law, but only to the extent so ordered or compelled by law, and provided that the receiving Party shall promptly notify the disclosing Party so that the latter may attempt to obtain a protective order, unless such notice is prohibited by law; and (iii) was in the receiving Party's possession before receipt from the disclosing Party, as supported by contemporaneous written records; (iv) was independently developed by the receiving Party without use of or reference to the disclosing Party's Confidential Information, by persons who did not have access to the Confidential Information; or (v) was rightfully received by the receiving Party from a third party not under an obligation of confidentiality to the disclosing Party.

8.3. Upon a Party's written request, the other Party shall promptly destroy or return all objects that contain Confidential Information, and discontinue all further use or disclosure of such Confidential Information. Notwithstanding the foregoing, the receiving Party may retain copies of Confidential Information to the extent required by applicable law, regulation or bona fide internal document-retention policies, and copies residing in automatic electronic backup systems, provided that any such retained copies shall remain subject to the confidentiality obligations hereunder for so long as they are retained.

9. **Intellectual Property Rights**

9.1. Use of Trademarks. Each Party hereby grants to the other Party, during the term of this Agreement, a limited, non-exclusive, non-transferable, revocable right to use such Party's Trademarks solely in connection with the Cooperation and subject to such Party's brand standards, specifications, instructions and prior written approvals.

9.2. Background IP. Each Party shall retain sole title, rights and interest in and to any technology,

technical data, know-how and other intellectual property generated, developed or acquired by such Party prior to the Effective Date or independently of the performance of this Agreement, and all intellectual property rights therein (collectively, "**Background IPR**"). For the avoidance of doubt, Foresight Technology shall be deemed Foresight's Background IPR, and the VARAN UGV and related VisionWave systems, platforms, payloads and software shall be deemed VisionWave's Background IPR. Nothing in this Agreement shall be construed as granting the other Party any ownership right in a Party's Background IPR.

9.3. Newly Created IP. Subject to Section 9.4 below and unless otherwise expressly agreed in a Definitive Agreement, all modifications, improvements, enhancements or derivative works to a Party's Background IPR, and all intellectual property rights therein, shall vest solely in that Party.

For purposes of this Section 9.3, "**Modifications**" and "**Modify**" mean any amendment, modification, improvement, enhancement, translation, abridgment, condensation, expansion or other change to a Party's Background IPR that remains based on, derived from or substantially incorporates such Background IPR.

9.4. Joint IPR. To the extent the Parties jointly develop new intellectual property in the course of an approved joint development project and such intellectual property is expressly designated in writing by the Parties as jointly owned intellectual property (the "**Joint IPR**"), the Joint IPR shall be owned jointly by the Parties in equal undivided shares, unless otherwise provided in the applicable Definitive Agreement. Prior to commencement of any such project, the Parties shall discuss and agree in writing on the intellectual property framework applicable to that project, including ownership, use rights, protection strategy and commercialization principles.

9.5. Grant of Licenses. Except as expressly provided in this Agreement or in a Definitive Agreement, no license is granted by either Party to the other under any intellectual property right. Any temporary or project-specific license required for performance of a joint development project shall be expressly set forth in the applicable Definitive Agreement.

9.6. Inventorship and Assignments. Each Party shall reasonably assist the other in documenting inventorship and executing such further documents as may be reasonably required to perfect ownership or protection of intellectual property rights inuring to such Party's benefit under this Agreement or a Definitive Agreement.

9.7. Protection and Enforcement. Each Party shall promptly inform the other in writing upon becoming aware of any alleged infringement of the other Party's intellectual property rights relevant to the Cooperation and shall reasonably assist, at the requesting Party's expense, in connection with any enforcement action or defense thereof.

10. **Mutual Representation and Limitation of Liability**

10.1. Each Party hereby represents and warrants to the other Party that it has the ability, experience, expertise and personnel required to perform its duties under this Agreement, and that such duties shall be performed with professional diligence and skill.

10.2. Each Party has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance by each Party of this Agreement and any other document to which it is a signatory in connection with the matters referred to herein have been duly authorized by all necessary action and constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their terms, subject to applicable insolvency and similar laws of general application affecting enforcement of creditors' rights.

10.3. No Agency. Except as expressly provided in this Agreement or a Definitive Agreement, neither Party is authorized to make any representation, warranty, commitment or undertaking on behalf of the other Party, nor to bind the other Party in loss of profits or contracts or any manner whatsoever.

10.4. Limitation of Liability. Except for breach of confidentiality obligations, infringement or misappropriation of intellectual property rights, fraud, gross negligence, willful misconduct, indemnification obligations or liabilities that cannot be limited under applicable law, neither

Party shall be liable to the other for any consequential, indirect, special or punitive damages arising out of or relating to this Agreement. Except with respect to the excluded matters set forth in the immediately preceding sentence, each Party's aggregate liability arising out of or relating to this Agreement shall not exceed US$250,000 (two hundred fifty thousand U.S. dollars).

10.5. IP Indemnification. Each Party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other Party and its officers, directors, employees and agents (collectively, the "Indemnified Party") from and against any third-party claim, action or proceeding alleging that the technology, products or materials furnished by the Indemnifying Party under this Agreement (in the case of Foresight, Foresight Technology; in the case of VisionWave, the VARAN UGV and other VisionWave Background IPR), as provided by the Indemnifying Party and used by the Indemnified Party as authorized hereunder, infringes or misappropriates the Intellectual Property Rights of any third party, and shall pay all damages finally awarded against the Indemnified Party by a court of competent jurisdiction (or agreed by the Indemnifying Party in settlement) with respect to any such claim, together with reasonable attorneys' fees and direct costs; provided, that the Indemnified Party (i) promptly notifies the Indemnifying Party in writing of the claim (provided that failure to so notify shall relieve the Indemnifying Party of its obligations only to the extent it is materially prejudiced thereby), (ii) grants the Indemnifying Party sole control of the defense and settlement of the claim (except that the Indemnifying Party may not, without the Indemnified Party's prior written consent, enter into any settlement that imposes any liability, obligation or admission on the Indemnified Party), and (iii) provides reasonable cooperation and assistance, at the Indemnifying Party's expense. The foregoing indemnity shall not apply to the extent the claim arises from (a) modifications to the Indemnifying Party's technology not made or authorized by the Indemnifying Party, (b) the combination of the Indemnifying Party's technology with technology, products or materials not furnished or approved by the Indemnifying Party, where the claim would not have arisen but for such combination, or (c) use of the Indemnifying Party's technology in breach of this Agreement.

10.6. Export Control Compliance. Each Party represents and warrants that it is not identified on any U.S. government restricted- or denied-party list (including the Denied Persons, Entity, and Unverified Lists maintained by the U.S. Department of Commerce, and the Specially Designated Nationals List maintained by the U.S. Department of Treasury), is not organized under the laws of, or headquartered or resident in, any country subject to comprehensive U.S. or Israeli trade sanctions, and shall not, directly or indirectly, export, re-export, or transfer any Foresight Technology, VARAN UGV technology, or other Confidential Information in violation of applicable export control or sanctions laws, including the EAR and, to the extent applicable, ITAR. Each Party shall promptly notify the other in writing if it becomes aware of any actual or potential violation of this Section, or of any change in its status under the foregoing representations.

11. **Additional Agreements**

11.1. Publicity; Press Releases. Promptly following execution of this Agreement, the Parties may, subject to the mutual written approval of the Parties as to form, content and timing, but subject to applicable law, issue a joint press release describing the principles of this Agreement. In addition, each Party may, subject to the other Party's prior written consent: (a) identify the other Party as its business partner; (b) hyperlink from an appropriate area within its web site to the other's home page; and (c) display the other Party's logo on its website (in accordance with such Party's guidelines for the use of such mark). The Parties shall also consult regularly and issue, as and when appropriate, such further press releases and/or other publicity materials as may be appropriate. Subject to the requirements of the applicable law, the contents of any press releases issued by the Parties shall be subject to the approval of each Party, which approval shall not be unreasonably withheld or delayed.

11.2. Use of Name in Promotional Materials. Each Party shall be permitted, subject to prior written approval and brand guidelines of the other Party, to identify the other Party and to use the other Party's name in connection with proposals to prospective customers and in print or electronic form for marketing or reference purposes in furtherance of the Cooperation.

11.3. Freedom of Action. Except as specifically provided herein or in any Definitive Agreement or other document duly signed by the Parties, each Party may design, develop, partner, market and offer its own or third parties' products or services that are similar to or competitive with the other Party's products or services. Neither Party makes any assurance or representation regarding any financial gain or benefit that may result from the activities contemplated hereunder.

12. **Term and Termination**

12.1. Term. This Agreement shall become effective on the Effective Date and shall remain in force for an initial term of twelve (12) months, unless and until terminated in accordance with this Section 12.

12.2. Each Party may terminate this Agreement as follows:

12.2.1. Immediately, in case of a material breach of this Agreement by a Party, that has not been cured within thirty (30) business days following a written notice thereof from the non-breaching Party. Without derogating from the generality of the foregoing, for the purposes hereof any breach of the provisions of Sections 8 and 9 shall be deemed a material breach of this Agreement.

12.2.2. Within 90 days advance notice by either party in case of a Deadlock Event (meaning a failure of the Steering Committee to reach unanimous consent on a material matter relating to the Cooperation that remains unresolved for thirty (30) days after such matter is first submitted to the Steering Committee in writing) resulting in a material adverse effect on the principal cooperation.

12.2.3. Within 30 days advance notice if the purpose of the Agreement is not realized due to changes in national laws, regulations and policies, or due to a force majeure event.

12.2.4. For any reason, within 30 days advance notice to the other Party.

12.2.5. Immediately upon giving written notice in the event that ("**Liquidation Event**"):

(A) A Party (i) files a request, or adopts a resolution, for a voluntary liquidation, (ii) is subject to the appointment of a trustee, liquidator or receiver (whether permanent or temporary) or imposition of a lien or attachment over a material portion of its assets, (iii) makes an assignment of a material portion of its assets for the benefit of creditors, or (iv) is subject to an order for the liquidation or dissolution; or

(B) A Party (i) becomes insolvent, (ii) upon the filing by or against a Party of a petition in bankruptcy or reorganization, (iii) upon the filing of a request for the appointment of a trustee, liquidator or receiver for a Party, or a material portion of its assets, or such similar action, in each case should said event under this subsection (B) continue for a period of sixty (60) days;

12.2.6. The termination rights hereunder are absolute, nonexclusive and independent of any other remedies which may be available at law or in equity. Neither Party shall incur any liability for damage, loss or expenses incurred by the other Party, which are incidental to the first Party's termination of the Agreement in accordance with its terms.

12.2.7. Survival of Rights and Obligations upon Termination. Upon the termination or expiration hereof:

12.2.7.1. All licenses granted to by a Party hereunder shall immediately terminate, and the other Party shall discontinue all use and/or distribution of the other Party's products and Trademarks, other than as required to comply with Section **Error! Reference source not found.** herein.

12.2.7.2. Termination of this Agreement shall not affect any rights or obligations expressly stated to survive or any rights and obligations under any then-effective Definitive Agreement, which shall continue to be governed by its own terms unless otherwise stated therein.

12.2.7.3. Sections 8 and 9, 12.2.7, 13 and 14 shall survive any expiration or termination

of this Agreement.

12.3. Force Majeure. Neither Party shall be liable for, nor be deemed in breach of this Agreement by reason of, any failure or delay in performing its obligations hereunder (other than payment obligations) to the extent such failure or delay results from an event or circumstance beyond such Party's reasonable control, including acts of God; war, hostilities, armed conflict or acts of terrorism; civil unrest; embargoes, sanctions or other governmental actions or restrictions (including the denial, suspension or revocation of any export license or other governmental authorization not attributable to the fault of the affected Party); epidemics or pandemics; fire, flood, earthquake or other natural disasters; strikes or other labor disputes (other than those involving the affected Party's own workforce); or failures of public utilities, communications networks or transportation infrastructure (each, a "Force Majeure Event," and the term "force majeure event" in Section 12.2.3 shall be construed accordingly). The Party affected by a Force Majeure Event shall promptly notify the other Party in writing, shall use commercially reasonable efforts to mitigate the effects thereof, and shall resume full performance as soon as reasonably practicable. If a Force Majeure Event continues for more than sixty (60) consecutive days, either Party may terminate this Agreement pursuant to Section 12.2.3.

13. **Governing law and Jurisdiction**

This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to conflicts-of-law principles that would result in the application of the laws of another jurisdiction. Each Party hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the County of Los Angeles, California, (and appellate courts therefrom) for any action, suit or proceeding arising out of or relating to this agreement (and each Party hereby irrevocably and unconditionally agrees not to commence any such action, suit, or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts, and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. The provisions of this Agreement shall be binding solely upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

14. **Miscellaneous**

14.1. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby.

14.2. This Agreement supersedes all prior oral or written statements and representations and contains the entire agreement between the Parties with respect to the subject matter hereof.

14.3. This Agreement may be changed, amended or otherwise modified only by means of a written instrument, executed by the Parties.

14.4. Each Party acknowledges that it was informed that the other Party or its parent company, as applicable, is a public company traded on the NASDAQ Stock Market, and, in the case of Foresight's parent company, also on the Tel Aviv Stock Exchange, and that such Party may have access to information concerning the other Party or its parent company, as applicable, that is not known to the public, including Insider Information and/or Material Nonpublic Information. Each Party undertakes to refrain from disclosing or making any use of any information that may be deemed to constitute Insider Information and/or Material Nonpublic Information, except as permitted by applicable law. For the purposes hereof, the terms "Insider Information" and "Material Nonpublic Information" shall have the meanings assigned to them under the Israeli Securities Law, 5728-1968, and the U.S. federal securities laws, respectively.

14.5. Notwithstanding anything to the contrary herein, each Party, or its parent company where applicable, in its capacity as a public company, may disclose the Parties' relationship hereunder to the public to the extent required by applicable law, including the rules of the NASDAQ Stock Market and, with respect to Foresight's parent company, the Tel Aviv Stock

Exchange, provided that, to the extent legally permissible and reasonably practicable, the disclosing Party shall give the other Party prior notice of such disclosure and consider in good faith any reasonable comments of the other Party.

14.6. Neither Party may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party. Any attempted assignment or delegation without consent will be void. Notwithstanding the foregoing, either Party may, upon written notice to the other Party and without such Party's consent, assign this Agreement in whole to an affiliate or to a successor in interest in connection with a merger, consolidation, reorganization, change of control or sale of all or substantially all of its assets or of the business to which this Agreement relates, provided that the assignee assumes in writing all obligations of the assigning Party hereunder. In this Section "Affiliate" shall mean, with respect to each Party, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interests of an entity, or the power to direct or cause the direction of the management and policies of such entity, whether by ownership, contract or otherwise.

14.7. The Parties are independent contractors, transacting with each other on Principal-to-Principal basis under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither Party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other Party.

14.8. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours at the place of the recipient, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth above. Notices by email to Foresight shall be addressed to the attention of Mr. Oren Bar-On at oren@foresightauto.com. Notices by email to VisionWave shall be addressed to the attention of Douglas Davis at ddavis@vwav.inc.

14.9. Interpretation. All Exhibits of this Agreement shall form an integral part hereof. In the event of any inconsistency with the main body of this Agreement, which cannot be resolved by the Steering Committee, then the text in the main body of the Agreement shall prevail over the text in the Exhibits and as between one exhibit and another, an interpretation seeking to uphold the Agreement and its purpose shall determine which Exhibit is to take precedence over the other.

14.10. No waiver. The failure of either Party to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision at any time.

14.11. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14.12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.13. This Agreement is made, executed and delivered in the English language only.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

Foresight Automotive Ltd	**VisionWave Holdings, Inc.**
By: ______________	By: ______________
Name: Eli Yoresh	Name: Doug Davis
Title: CFO	Title: CEO